Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS 2009 FOURTH QUARTER AND

YEAR-END FINANCIAL RESULTS

2009 Fourth Quarter and Year-to-Date Highlights

*	The Company had 93,000 policies-in-force at December 31, 2009, reflecting a 16% increase over December 31, 2008, and a 3% decrease over September 30, 2009

*

Gross premiums written for 2009 were $155.8 million representing at 10% year-over-year increase, and were $27.3 million for the fourth quarter representing a 21% decrease over last year’s fourth quarter

*	Book value per share increased 12% to $4.55 at December 31, 2009, compared to $4.07 at December 31, 2008

*	Cash and investment holdings increased to $160.1 million at December 31, 2009, compared to $155.7 million at December 31, 2008

St. Petersburg, FL – March 25, 2010: United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (“United” or “the Company”), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and for the year ended December 31, 2009.

For the fourth quarter, United reported a net loss of $1.2 million, or $0.11 per diluted share, compared to recording net income of $6.8 million, or $0.65 per diluted share, during the same period last year. For the year ended December 31, 2009, United generated net income of $4.1 million, or $0.38 per diluted share, compared to generating net income of $33.4 million, or $3.08 per diluted share, during 2008.

“While the state of Florida did not sustain a hurricane in 2009, we were dealt a perfect storm,” said Don Cronin, United’s CEO. “The combination of the impact of the wind-mitigation credits mandated by the State, a change in the Florida Hurricane Catastrophe Fund attachment point which required us to purchase additional private reinsurance, an overall increase in reinsurance rates and lower investment returns contributed to the decline in income in 2009.”

The Company took actions to reduce the downward pressure on earnings caused by the wind-mitigation credits and the increase in reinsurance costs. First, United filed for a rate increase on its homeowner product to offset the effects of the wind-mitigation credits, and the Florida Office of Insurance Regulation (“OIR”) approved the average 12.7% increase which took effect on September 15, 2009. Then the Company filed for another rate increase on its homeowner product to offset the effects of the increase in reinsurance costs, and the OIR approved the average 14.0% increase which took effect on March 15, 2010. Additionally, United slowed the writing of new policies in the second half of 2009 to control risk exposure that increased as a result of strong policy growth in late 2008 and early 2009.

United Insurance Holdings Corp.

March 25, 2010

“We have acted to reverse the downward pressure on our results, and we should begin to see an improvement in our margins in 2010,” said Mr. Cronin.

2009 Fourth Quarter Financial Review

•

Gross written premiums decreased to $27.3 million from $34.7 million during the fourth quarter of 2008. The Company did not assume policies from Citizens during the fourth quarter of 2009, whereas it assumed policies from Citizens during the fourth quarter of 2008 totaling $5.7 million of premiums.

•

Net premiums earned decreased to $16.3 million from $20.8 million in the fourth quarter of 2008 due to the decrease in gross written premiums and the increase in monthly reinsurance costs. Reinsurance costs have increased since the Company entered into its reinsurance contracts in June 2009 for the 2009 storm season, and that increase includes a $1.0 million charge in the fourth quarter for the Florida Hurricane Catastrophe Fund.

•

Losses and LAE increased to $9.8 million from $3.1 million during the fourth quarter of 2008. The fourth quarter of 2008 benefited from a $4.0 million reduction in losses and LAE related to favorable loss development on claims submitted and paid during 2008, whereas the 2009 redundancy was recognized more smoothly throughout that year.

•

Policy acquisition costs increased to $6.9 million in the fourth quarter of 2009 compared to $4.8 million in the prior year period primarily as a result of the increase in polices written in late 2008 and early 2009.

•

Operating and underwriting expenses increased $0.9 million to $2.5 million due to a $1.0 million assessment from the Florida Insurance Guaranty Association (“FIGA”). The FIGA assessment raised funds to cover ongoing losses that FIGA continues to incur related to claims from the policyholders of insolvent insurers. In February, the Company began collecting a surcharge from policyholders that it believes will allow for full recovery of this assessment in the coming months.

•	As a result of the aforementioned factors, the Company reported a net loss of $1.2 million for the fourth quarter of 2009, compared to net income of $6.8 million reported during 2008.

2009 Year End Financial Review

•	Gross written premiums increased to $155.8 million from $141.6 million in the prior year period, primarily resulting from the growth in new business and improved policy retention.

•	Net premiums earned decreased $2.9 million to $78.2 million primarily due to the increase in reinsurance costs for the June 2009 – May 2010 reinsurance contract period.

United Insurance Holdings Corp.

March 25, 2010

•

United incurred an other-than-temporary impairment charge of $1.9 million in the first quarter of 2009 related to certain equity investments. The Company did not incur any additional impairment charges during the year.

•	The Company recorded approximately $6.5 million of policy assumption bonuses from Citizens during 2008, while no such bonus was available during 2009.

•	Losses and LAE increased by $12.7 million to $40.8 million primarily due to the 16% year-over-year increase in policies-in-force.

•	Policy acquisition costs increased to $23.5 million from $17.6 million in the prior year resulting from the significant growth in new policies.

•

Other income decreased by approximately $2.6 million. In the third quarter of 2008, United reversed a $2.6 million liability related to a put option which ceased to exist by operation of law as a result of the Company’s merger with United Insurance Holdings, L.C.

•	As a result of the aforementioned factors, United reported net income of $4.1 million for the year ended December 31, 2009, compared to net income of $33.4 million during 2008.

Balance Sheet Highlights

United’s cash and investment holdings totaled $160.1 million at December 31, 2009, compared to $155.7 million at December 31, 2008. United’s cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 96% and 93% of United’s total investments at December 31, 2009, and 2008, respectively.

Conference Call

The Company will hold its quarterly conference call to discuss these results on Friday, March 26, 2010, at 10:00 a.m. ET.

The dial-in numbers are:

(866) 861-6730 (US)

(706) 679-0882 (International)

A recorded replay of the call will be available until 11:00 p.m. EDT on March 31, 2010. Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 55217732 for the replay.

A live webcast of the call can be accessed at www.upcic.com in the “Events & Presentations” section. If you are unable to participate in the live call, the webcast version of the conference call will be available at the same link following the call. Listeners interested in participating in the Q&A session should go to the website at least 15 minutes early to register, download and install any necessary audio software.

United Insurance Holdings Corp.

March 25, 2010

About United Insurance Holdings Corp.

Founded in 1999, United Property & Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., primarily underwrites homeowners insurance in Florida. From its headquarters in St. Petersburg, United’s team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United’s premiums and policies.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of the additional rate increases, the impact of reinsurance costs on our operating results, and the outlook for our business. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

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CONTACT:	-OR-	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group Inc.
Joe Peiso		Adam Prior
Chief Financial Officer		Vice President
(727) 895-7737 / jpeiso@upcic.com		(212) 836-9606 / aprior@equityny.com

John Rohloff
SEC Reporting Manager
(727) 895-7737 / jrohloff@upcic.com

United Insurance Holdings Corp.

March 25, 2010

Condensed Consolidated Statements of Income

In thousands, except share and per share amounts

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)
REVENUE:
Gross premiums written	$27,312	$34,748	$155,840	$141,556
Gross premiums ceded	(2,355)	(2,750)	(91,979)	(59,251)

Net premiums written	24,957	31,998	63,861	82,305
Decrease (increase) in net unearned premiums	(8,635)	(11,228)	14,320	(1,161)

Net premiums earned	16,322	20,770	78,181	81,144
Net investment income	1,115	1,583	4,831	6,632
Net realized investment gains (losses)	1,057	(40)	1,837	1,116
Other-than-temporary impairment of investments	—	—	(1,878)	—
Commission and fees	720	748	3,180	2,778
Policy assumption bonus	—	51	—	6,493
Other revenue	236	568	2,318	2,899

Total revenue	19,450	23,680	88,469	101,062

EXPENSES:
Losses and loss adjustment expenses	9,823	3,089	40,755	28,063
Policy acquisition costs	6,917	4,788	23,482	17,616
Operating and underwriting expenses	2,490	1,572	8,010	6,460
Salaries and wages	685	1,131	3,473	3,466
General and administrative expenses	593	1,311	3,245	3,607
Interest expense	817	848	3,177	2,811

Total expenses	21,325	12,739	82,142	62,023

Income (loss) before other income	(1,875)	10,941	6,327	39,039
Other income	—	—	—	2,564

Income (loss) before income taxes	(1,875)	10,941	6,327	41,603
Provision for (benefit from) income taxes	(694)	4,092	2,270	8,184

Net income (loss)	$(1,181)	$6,849	$4,057	$33,419

OTHER COMPREHENSIVE INCOME:
Change in net unrealized holding gain (loss) on investments	2,182	(1,685)	4,152	(2,465)
Reclassification adjustment for net realized investment (gains) and losses	(1,057)	40	(1,837)	(1,116)
Reclassification adjustment for recognized other-than- temporary impairments	—	—	1,878	—
Income tax benefit (expense) related to items of other comprehensive income	(434)	619	(1,595)	1,347

Total comprehensive income (loss)	$(490)	$5,823	$6,655	$31,185

Weighted average shares outstanding
Basic	10,573,932	10,548,932	10,568,247	10,548,932

Diluted	10,573,932	10,548,932	10,568,247	10,854,743

Earnings per share
Basic	$(0.11)	$0.65	$0.38	$3.17

Diluted	$(0.11)	$0.65	$0.38	$3.08

Dividends declared per share	$0.05	$—	$0.15	$—

PRO FORMA COMPUTATION OF INCOME TAXES FOR HISTORICAL PERIOD PRIOR TO THE MERGER (Unaudited):
Historical income before income taxes				$41,603
Pro forma provision for income taxes				16,048

Pro forma net income				$25,555

Pro forma earnings per share
Basic				$2.42

Diluted				$2.35

United Insurance Holdings Corp.

March 25, 2010

Condensed Consolidated Balance Sheets

In thousands, except share and par value amounts

	December 31, 2009	December 31, 2008
ASSETS
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $125,920 and $116,845, respectively)	$128,020	$117,694
Equity securities (cost of $5,000 and $11,462, respectively)	4,704	8,224
Other long-term investments	300	300

Total investments	133,024	126,218

Cash and cash equivalents	27,086	29,494
Accrued investment income	1,119	1,392
Premiums receivable, net	7,544	10,216
Reinsurance recoverable on paid and unpaid losses	25,477	22,604
Prepaid reinsurance premiums	40,285	26,518
Deferred policy acquisition costs, net	9,256	10,214
Property and equipment at cost, net	322	294
Capitalized software, net	1,203	1,232
Income tax receivable	1,605	—
Deferred income tax assets, net	—	2,744
Other assets	837	1,139

Total Assets	$247,758	$232,065

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$44,112	$40,098
Unearned premiums	73,831	74,384
Reinsurance payable	28,162	16,694
Advance premiums	3,824	2,152
Accounts payable and accrued expenses	6,761	10,676
Income taxes payable	—	1,366
Deferred tax liabilities, net	106	—
Other liabilities	1,463	2,465
Notes payable, net	41,428	41,303

Total Liabilities	199,687	189,138

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding for 2009 and 2008	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 10,573,932 and 10,548,932 issued and outstanding for 2009 and 2008, respectively	1	1
Additional paid-in capital	75	—
Accumulated other comprehensive income (loss)	1,108	(1,490)
Retained earnings	46,887	44,416

Total Stockholders’ Equity	48,071	42,927

Total Liabilities and Stockholders’ Equity	$247,758	$232,065